EXHIBIT 10.12

                           MEMORANDUM OF UNDERSTANDING
                                SEPTEMBER 8, 1998


OBJECTIVE

Establish a mutually acceptable definitive Agreement (Agreement) in which Ms. Shelley Duvall (Duvall) will serve as an independent consultant to GK Intelligent Systems, Inc. (GKIS) in the creation, development, and distribution of children's and family-oriented intelligent learning products.


DESCRIPTION OF DUTIES

Duvall will use her best effort to assist GKIS in establishing a new Children's Learning Division. Duvall and/or a person under her direction and control will help:

o Create marketable product themes addressing the Children's and family education markets

o   Submit project proposals

o   Write project plans

o   Develop budgets

o   Assemble multimedia production teams

o   Cast and select acting talent

o Produce the multimedia components of approved GKIS intelligent learning products

o Assist in product distribution and branding. Duvall will, whenever possible, use her contacts and knowledge of appropriate distribution channels to help facilitate distribution of the products she helps produce. Duvall will also assist and lend the "Shelley Duvall" name to the products she produces to facilitate branding of GKIS SMART ONE(TM) and other relevant GKIS brands.

o Assist in public relations related to GKIS and its children/family products. Duvall will, within reason and subject to her advance approval and general availability, make personal appearances and provide personal interviews to the press, television, and public media to assist in creating a favorable image for GKIS and its children/family products.

o Assist in the establishment of a Children's/family learning division within GKIS.

o Assist GKIS in establishing outside entities such as advisory boards and foundations in the areas of human and Children's learning.

o   Introduce GKIS to key business contacts.


DESCRIPTION OF PROJECTS

o   Children's preschool education and development

o   Children's elementary education

o   Family learning


COMPENSATION AND PAYMENT TERMS

o $500,000 for use of name rights, payable as follows: $150,000 paid upon execution of this Memorandum; $50,000 no later than 30 days thereafter and $50,000 per month to term starting January 1st, 1999.

o 10% of sales revenues (less only distribution fees) from products produced by or bearing the Duvall name. The method of distribution and all associated distribution costs shall be subject to the mutual consent of Duvall and GKIS.

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o   5% of sales revenues (less only distribution fees) of products produced by
    3rd parties introduced by Duvall to GKIS, but not bearing the production influence or name of Duvall.

o A minimum of 8% of the total production cost (including but not limited to the cost of scripting, talent, shooting, editing, animation, graphics and software coding) of each product. A production committee at GKIS will approve the expenditure for each product in advance. If Duvall completes a product at or below budget, GKIS agrees to consider and approve performance bonuses for Duvall (at its discretion). If, during multimedia production, a project appears to be over budget, Duvall agrees to notify GKIS of the situation on a timely basis to seek reasonable alternatives and to minimize the overage.

o 120,000 stock options (qualified to the extent possible) vesting over a 3 year period. The stock will vest monthly on a schedule of 1/36th per month (3,300 shares). The option price will be the closing price at the close of trading on the date of execution (i.e., $2.50). The stock will be subject to SEC Rule 144 provisions.


RIGHTS TO THE USE OF THE NAME "SHELLEY DUVALL"

o Duvall grants to GKIS the non-exclusive right to use the name "Shelley Duvall" only for those products produced in conjunction with Duvall and in connection with related mutually approved public relations activities. All press releases bearing the name "Shelley Duvall" must be approved prior to release by Duvall. The grant is for the term of the Agreement.


RIGHTS TO INTELLECTUAL PROPERTY

o Each time a product is submitted by Duvall to GKIS for approval, and that product is approved by GKIS to move forward into development and production, upon payment to Duvall of a license fee (to be determined and mutually agreed upon by GKIS and Duvall in each instance a product is submitted and approved), the CD-ROM, Internet, multimedia and electronic games rights (The Markets) will be deemed licensed by Duvall to GKIS, and GKIS will be automatically granted the exclusive right to develop, produce and distribute such approved product in The Markets for a license period of ten (10) consecutive years from the date of payment of such license fee to Duvall. Duvall retains sole ownership of all other rights, including but not limited to, the copyright to the intellectual property encompassed in the product, including but not limited to the characters, ideas, artwork, story, concept and information, in all media and markets throughout the universe (Other Rights) whether then known or thereafter invented, in perpetuity, unless and until Duvall, at her sole discretion, may elect to sell or license those rights to a third party. GKIS shall be granted a right of first refusal or negotiation to purchase or license such Other Rights in the intellectual property encompassed within such product to other markets and/or media. If a product has been submitted to GKIS for approval and such approval is withheld, all rights with respect to such product will remain with Duvall, and GKIS will have no claim to the intellectual property or the product.

o When a Third Party Property (TPP) is submitted by Duvall to GKIS, and GKIS approves the production and development of such TPP, Duvall shall use her best efforts to assist GKIS in obtaining the necessary rights and/or license to such TPP. If negotiation with the TPP is concluded and the necessary rights are obtained, Duvall and GKIS will begin research and development with respect to such TPP.


TERM OF AGREEMENT

The Agreement will be for a period of 3 years and will self-renew thereafter on an annual basis unless terminated under one of the conditions defined under "Termination" below.

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EXPENSE REIMBURSEMENT

o All reasonable business expenses incurred by Duvall will be reimbursed within 10 working days. Expenses exceeding $500 must be pre-approved by GKIS. GKIS agrees that Duvall can travel first class by air; executive suites at hotels. Whenever possible, GKIS will prepay Duvall's expenses to minimize out-of-pocket expenditures.


FINDER'S FEE

o GKIS will pay Duvall's business representative, Bobbie Crawford, $10,000 upon execution of this Memorandum. After the Agreement is executed, GKIS will grant her options for 500 shares of its restricted common stock at the closing market price of GKIS stock upon execution (approximately $2.50). The stock will vest immediately but will be subject to SEC Rule 144 provisions.


NON-DISCLOSURE

o Duvall agrees not to disclose any of the intellectual property of a confidential or trade secret nature during the term of the Agreement, and GKIS warrants that it will keep Duvall apprised of what is or is not of a confidential or trade secret nature.


PERFORMANCE WARRANTS

o GKIS warrants that it will perform to its best effort in the following areas:

        * The timing, funding and approval of projects. GKIS will fund all production costs.

        *    Timely payment of compensation to Duvall.

        * Provision of professional quality logistical support such as staffing, equipment, and facilities.

        * The offering of reasonable approval in the selection of acting talent and production personnel for the Children's Learning Division.

o Duvall warrants that she will perform to her best effort in the following areas:

        *    The completion of a minimum of at least one project.

        *    The provision of promotional support.

        *    Cost minimization on projects.

        *    The provision of professional product quality.

        *    Interfacing professionally and effectively with GKIS personnel.

        *    Offering reasonable personal availability.

        *    Timeliness in production.


TERMINATION

o Duvall shall have the right to terminate the Agreement upon thirty (30) days prior written notice to GKIS

        * if GKIS is adjudicated insolvent, declares bankruptcy or fails to continue the business of selling the products produced or created pursuant to the Agreement, provided, however that GKIS shall not be obligated to sell any specific quantities of products during the term of the Agreement

        * GKIS fails to make payment to Duvall of any amounts due pursuant to the Agreement within thirty (30) days after such payment is due.

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o   GKIS shall have the right to terminate the Agreement upon thirty (30) days prior written notice to Duvall in the event Duvall

        * engages in illegal conduct resulting in a felony arrest or indictment

        * misrepresents or conceals anything in her background that could be detrimental to the value of the endorsement being made

        *    dies or becomes permanently disabled

        *    engages in conduct that could bring Duvall into public disrepute.

o Either party may terminate the Agreement at any time upon thirty (30) days prior written notice to the other party in the event of a breach of any provision of the Agreement by the other party, provided that, during such thirty (30) day period the breaching party fails to cure such breach.

o Upon termination of the Agreement, GKIS will retain the right to use the name "Shelley Duvall" in connection with any then existing product produced by or bearing the Duvall name for a ten (10) year period beginning on the date of payment of the license fee referred to above. Duvall shall continue to receive the compensation based on sales revenues (but not production costs) of such products until such time as those products are no longer marketed under the Duvall name. Any stock options granted but not exercised will be canceled upon the termination of the Agreement. The non-disclosure obligations of Duvall will survive the termination of the Agreement.


ARBITRATION

Any disputes arising under the Agreement will be settled by arbitration in accordance with the commercial rules then in effect of the American Arbitration Association.


This Memorandum of Understanding shall serve as a binding agreement until such time as it is superseded by the Agreement. All material, terms and conditions incorporated in this Memorandum of Understanding shall serve as the basis for the Agreement. The Agreement will contain such other terms, conditions, representations and warranties as are customary in a transaction of this nature. If the Agreement is not completed within 30 days of the execution of this Memorandum of Understanding, this Memorandum shall be binding.


Executed this 8th day of September, 1998 by and between the parties as designated below:


Shelley Duvall                                  GK Intelligent Systems, Inc.


_________________________________               by _____________________________
                                                   Gary Kimmons, President

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